September 10, 2013

Ronald N. Frankel
275 Monte Grigio Street
Pacific Palisades, CA 90272

Dear Ron:
As you are aware, the terms of you employment with Synacor, Inc. (the “Company”) are the subject of a letter agreement between you and the Company dated July 25, 2007 (your “Letter Agreement”). The Company desires to amend the terms of your Letter Agreement as follows, with your consent, effective as of the date of this letter:
(1)Replace the third sentence of the second paragraph of the Letter Agreement with the following language:
Such amount shall be paid to you on the Company’s first payroll date that occurs on or following the 61st day after your termination of employment.
(2)Add the following language immediately following the penultimate paragraph of the Letter Agreement:
It is the intention of the parties that this letter agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to you pursuant to this letter agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this letter agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exceptions of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until your termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that you are determined by the Company to be a “specified employee” for purposes of Section 409A at the time of your separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to you during the first six (6) months following your separation from service shall be delayed and paid in a lump sum upon the earlier of (x) your date of death, or (y)

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Ronald N. Frankel
September 10, 2013

the first day of the seventh month following your separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to you constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.
If you are in agreement with these amendments to your Letter Agreement please execute this document as indicated below and return it to me no later than September 20, 2013. All other provisions of your Letter Agreement will remain in effect as written. If you have any questions, please call me at (716) 362-3305.
Very truly yours,
SYNACOR, INC.
/s/ Julia Culkin-Jacobia
JULIA CULKIN-JACOBIA
VICE PRESIDENT OF ADMINISTRATION

I have read and agree to the above changes to my Letter Agreement:

/s/ Ronald N. Frankel
Ronald N. Frankel

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